Exhibit 99.1

NEWS RELEASE

Contact:	David Kimichik	Andrea Welch	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD HOSPITALITY TRUST DECLARES DIVIDENDS
FOR FIRST QUARTER OF 2012

DALLAS, March 15, 2012 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per diluted share for the Company’s common stock for the first quarter ending March 31, 2012. The dividend, which equates to an annual rate of $0.44 per share, is payable on April 16, 2012, to shareholders of record as of March 30, 2012.

The Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company's 8.55% Series A Cumulative Preferred Stock for the first quarter ending March 31, 2012. The dividend, which equates to an annual rate of $2.1375 per share, is payable on April 16, 2012, to shareholders of record as of March 31, 2012.

The Board declared a quarterly cash dividend of $0.5281 per diluted share for the Company's 8.45% Series D Cumulative Preferred Stock for the first quarter ending March 31, 2012. The dividend, which equates to an annual rate of $2.1125 per share, is payable on April 16, 2012, to shareholders of record as of March 31, 2012.

The Board declared a quarterly cash dividend of $ 0.5625 per diluted share for the Company's 9.00% Series E Cumulative Preferred Stock for the first quarter ending March 31, 2012. The dividend, which equates to an annual rate of $2.25 per share, is payable on April 16, 2012, to shareholders of record as of March 31, 2012.

Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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